Exhibit 99.2

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525 5500; FAX: (86 10) 8525 5511 / 8525 5522

Beijing • Shanghai • Shenzhen • Hong Kong

www.hankunlaw.com

April 22, 2019

To: So-Young International Inc. (the “Company”)

3/F, Wangjing SOHO-Tower 3A

Chaoyang District, Beijing, 100102

The People’s Republic of China

Dear Sirs or Madams:

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We are acting as PRC counsel to the Company in connection with (i) the proposed initial public offering (the “Offering”) of certain number of American Depositary Shares (the “ADSs”), each representing certain number of Class A ordinary shares of the Company, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the ADSs on the NASDAQ Global Market.

A.	Documents and Assumptions

In rendering this opinion, we have carried out due diligence and examined copies of the Registration Statement and other documents (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Governmental Agencies (as defined below) and appropriate representatives of the Company and the PRC Companies (as defined below). In giving this opinion, we have made the following assumptions (the “Assumptions”):

(1)

all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2)

each of the parties to the Documents, other than the PRC Companies, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

(3)

the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)

all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this opinion, including but not limited to the statements set forth in the Documents, are true, correct and complete;

(6)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(7)	each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws other than PRC Laws (as defined below) in any and all respects;

(8)

all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Documents have been obtained or made, and are in full force and effect as of the date thereof; and

(9)

all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Company from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each Document we have reviewed.

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“Beijing So-Young”	Beijing So-Young Technology Co., Ltd. (北京新氧科技有限公司)

“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC.

“Governmental Authorization”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

“M&A Rules”	means the Provisions on Merging and Acquiring Domestic Enterprises by Foreign Investors, which was promulgated by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce (predecessor of the State Administration for Market Regulation), the China Securities Regulatory Commission (the “CSRC”), and the SAFE, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“PRC Companies”	means, collectively, Beijing So-Young and So-Young Wanwei, and each, a “PRC Company”.

“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

“So-Young Wanwei”	Beijing So-Young Wanwei Technology Consulting Co., Ltd. (北京新氧万维科技咨询有限公司)

“VIE Agreements”	means the contracts, agreements and instruments as listed in Schedule A attached hereto.

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

C.	Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications (as defined below), we are of the opinion that:

(1)

VIE Structure. The ownership structure of So-Young Wanwei and Beijing So-Young does not result in any violation of PRC Laws currently in effect, and the contractual arrangements between So-Young Wanwei, Beijing So-Young and the shareholders of Beijing So-Young contemplated under the VIE Agreements as governed by PRC Laws are valid, binding and enforceable, and will not result in any violation of PRC Laws currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws and there can be no assurance that the PRC Governmental Agency will ultimately take a view that is consistent with our opinion stated above.

(2)

M&A Rules. Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, we are of the opinion that the CSRC’s approval is not required to be obtained for the Offering, because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether the Offering is subject to the M&A Rules; (ii) So-Young Wanwei is established by means of direct investment rather than by merger or acquisition directly or indirectly of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and (C) no provision in the M&A Rules classifies the contractual arrangements contemplated under the VIE Agreements as a type of acquisition transaction falling under the M&A Rules. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws and there can be no assurance that the PRC Governmental Agency will ultimately take a view that is consistent with our opinion stated above.

(3)

Enforceability of Civil Procedures. There is uncertainty as to whether the courts of China would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

(4)

Taxation. The statements made in the Registration Statement under the caption “Taxation—PRC Taxation,” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and that such statements constitute our opinion.

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(1)

Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2)

PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)

Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)

Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

(5)

This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts such as the VIE Agreements and transactions contemplated by the VIE Agreements, are subject to the discretion of the competent Governmental Agency.

(6)

The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Companies and Governmental Agencies.

(7)

We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Companies or the rendering of this opinion.

(8)	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/S/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

Schedule A

1.	Exclusive Business Cooperation Agreement entered into by and between So-Young Wanwei and Beijing So-Young on November 1, 2018.

2.	Exclusive Option Agreement entered into by and among So-Young Wanwei, Beijing So-Young and JIN Xing on November 1, 2018.

3.	Exclusive Option Agreement entered into by and among So-Young Wanwei, Beijing So-Young and SHAO Hui on November 1, 2018.

4.	Exclusive Option Agreement entered into by and among So-Young Wanwei, Beijing So-Young and YU Tao on November 1, 2018.

5.	Equity Interest Pledge Agreement entered into by and among So-Young Wanwei, Beijing So-Young and JIN Xing on November 1, 2018.

6.	Equity Interest Pledge Agreement entered into by and among So-Young Wanwei, Beijing So-Young and SHAO Hui on November 1, 2018.

7.	Equity Interest Pledge Agreement entered into by and among So-Young Wanwei, Beijing So-Young and YU Tao on November 1, 2018.

8.	Power of Attorney entered into by and among So-Young Wanwei, Beijing So-Young and JIN Xing on November 1, 2018.

9.	Power of Attorney entered into by and among So-Young Wanwei, Beijing So-Young and SHAO Hui on November 1, 2018.

10.	Power of Attorney entered into by and among So-Young Wanwei, Beijing So-Young and YU Tao on November 1, 2018.

11.	Spouse Consent issued by the spouse of JIN Xing on November 1, 2018.

12.	Spouse Consent issued by the spouse of SHAO Hui on November 1, 2018.

13.	Spouse Consent issued by the spouse of YU Tao on November 1, 2018.